As filed with the Securities and Exchange Commission on October 31, 2019
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________
ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	68-0328265
(State of incorporation)	(I.R.S. Employer Identification Number)
2 Musick
Irvine, California 92618
(Address of Principal Executive Offices)
Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan
Endologix, Inc. 2017 Inducement Stock Incentive Plan, as amended
Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan
(Full title of the Plan)
Jeremy Hayden
General Counsel
Endologix, Inc.
2 Musick
Irvine, California 92618
(949) 595-7200
(Name, address and telephone number of agent for service)
Copy to:
Ryan C. Wilkins
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended.

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
Shares issued on July 3, 2019 under the 2017 Plan	42,614(2)	$7.53(7)	$320,883.42	$41.65
Shares remaining to be issued under the 2017 Plan	457,386(3)	$3.09(8)	$1,413,322.74	$183.45
Shares issued on August 5, 2019 under the 2015 Plan	1,930,841(4)	$6.67(9)	$12,878,709.47	$1,671.66
Shares remaining to be issued under the 2015 Plan	569,159(5)	$3.09(8)	$1,758,701.31	$228.28
Shares to be issued under the ESPP	500,127(6)	$3.09(8)	$1,545,392.43	$200.59
Total	3,500,127		$17,917,009.37	$2,325.63

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock, par value $0.001 per share (“Common Stock”), that become issuable under the Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”), the Endologix, Inc. 2017 Inducement Stock Incentive Plan, as amended (the “2017 Plan”), or the Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)
Represents 42,614 shares of Common Stock reserved for issuance pursuant to equity unit awards issued on July 3, 2019 following approval by the compensation committee of the Board of Directors of Endologix, Inc. (the “Compensation Committee”) of an increase in the number of shares of Common Stock reserved under the 2017 Plan.

(3)	Represents 500,000 additional shares of Common Stock reserved for issuance pursuant to the 2017 Plan minus the shares reserved for issuance pursuant to the equity awards referenced in footnote 2.

(4)
Represents 1,930,841 shares of Common Stock reserved for issuance pursuant to equity awards issued on August 5, 2019 following stockholder approval of an increase in the number of shares of Common Stock reserved under the 2015 Plan.

(5)	Represents 2,500,000 additional shares of Common Stock reserved for issuance pursuant to the 2015 Plan minus the shares reserved for issuance pursuant to the equity awards referenced in footnote 4.

(6)	Represents 500,127 additional shares of Common Stock reserved for issuance under the ESPP.

(7)
Calculated pursuant to Rule 457(h) of the Securities Act on the basis of $7.53 per share, which represents the exercise price of the stock option awards granted on July 3, 2019, as described in footnote 2.

(8)
Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, solely for purpose of calculating the registration fee, which is the average of the high and low sales price of the Common Stock as reported on the NASDAQ Global Select Market on October 28, 2019. With respect to the ESPP only, the amount is multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the ESPP.

(9)
Calculated pursuant to Rule 457(h) of the Securities Act on the basis of $6.67 per share, which represents the exercise price of the equity awards granted on August 5, 2019, as described in footnote 4.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional (i) 2,500,000 shares of the common stock, par value $0.001 per share (“Common Stock”), of Endologix, Inc., a Delaware corporation (the “Registrant”), reserved for issuance under the Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan (the “2015 Plan”), (ii) 500,000 shares of Common Stock reserved for issuance under the Endologix, Inc. 2017 Inducement Stock Incentive Plan, as amended (the “2017 Plan”), and (iii) 500,127 shares of Common Stock reserved for issuance under the Endologix, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”, and together with the 2015 Plan and the 2017 Plan, the “Plans”). The contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2015 (File No. 333-206208), November 10, 2016 (File No. 333-214537), August 7, 2017 (File No. 333-219758), November 7, 2017 (File No. 333-221401), August 9, 2018 (File No. 333-226746) and April 1, 2019 (File No. 333-230643), with respect to the Plans, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on April 1, 2019, as amended by Amendment No. 1 to Form 10-K, filed with the Commission on April 30, 2019 (the “Annual Report”);

•	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 8, 2019;

•	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

•
the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on June 18, 1996, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.
The Registrant’s amended and restated certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.
The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant. The Registrant has entered into indemnification agreements with all of its executive officers and directors which provide indemnification under certain circumstances for acts and omissions in the course of their employment with the Registrant.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits listed on the Exhibit Index immediately following the signature page to this Registration Statement are filed as part of this Registration Statement, and the contents of the Exhibit Index are incorporated herein by reference.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement); and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 31th day of October, 2019.
ENDOLOGIX, INC.
By: /s/ John Onopchenko
John Onopchenko
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Onopchenko and Vaseem Mahboob, and each of them. acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John Onopchenko	Chief Executive Officer and Director	October 31, 2019
(John Onopchenko)	(Principal Executive Officer)

/s/ Vaseem Mahboob	Chief Financial Officer	October 31, 2019
(Vaseem Mahboob )	(Principal Financial and Accounting Officer)

/s/ Daniel Lemaitre	Chairman of the Board	October 31, 2019
(Dan Lemaitre)

/s/ Thomas F. Zenty, III	Director	October 31, 2019
(Thomas F. Zenty III)

/s/ Thomas C. Wilder	Director	October 31, 2019
(Thomas C. Wilder)

/s/ Gregory D. Waller	Director	October 31, 2019
(Gregory D. Waller)

/s/ Leslie V. Norwalk	Director	October 31, 2019
(Leslie V. Norwalk)

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1
Amended and Restated Certificate of Incorporation (as updated through March 5, 2019 and currently in effect) (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2019).

4.2
Amended and Restated Bylaws (as updated through June 14, 2018 and currently in effect) (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2019).

4.3
Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Filing No. 333-04560), filed with the Commission on June 10, 1996).

4.3.1
Updated Specimen Certificate of Common Stock effective as of May 22, 2014 (incorporated by reference to Exhibit 4.1.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 2, 2015).

4.4
Endologix, Inc. Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 8, 2019).

4.5
Endologix, Inc. 2017 Inducement Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, File No. 000-28440, filed on October 30, 2017).

4.5.1	Amendment to Endologix, Inc. 2017 Inducement Stock Incentive Plan +
5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C. +
23.1	Consent of Independent Registered Public Accounting Firm. +
23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1). +
24.1	Power of Attorney (included on the signature page to this Registration Statement). +
+ Filed herewith